Exhibit 99.1

For Immediate Release

Contact:     Alfred C. Angelone
             Chairman & CEO
             ASA International Ltd.
             www.asaint.com
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             508 626-2727


ASA INTERNATIONAL LTD. RESPONDS TO UNSOLICITED INDICATION OF INTEREST

         FRAMINGHAM, MA -- Tuesday, November 2, 2004 -- ASA INTERNATIONAL LTD. (NASDAQ: ASAA) today announced the following information.


         ASA International Ltd. filed a Definitive Proxy Statement with the Securities and Exchange Commission on October 12, 2004. The information set forth in the Proxy Statement under "Special Factors - Background of the Transaction -- Alternatives Considered", includes a description of a letter dated August 6, 2004 containing an unsolicited indication of interest. The following supplemental information is provided with respect to an unsolicited indication of interest received from a different third party by letter on October 29, 2004.


         ASA has not sought any proposals from any persons for the merger or consolidation of ASA, or for the sale or other transfer of all or substantially all of ASA's assets, or for the sale or other transfer of securities of ASA that would enable the holder thereof to exercise control of ASA. The Board did not seek any such proposals because such transactions are inconsistent with the narrower purpose of the proposed transaction as previously disclosed in the Proxy Statement. The Board believes that by implementing the transaction, management would be able to devote full time and attention to ASA's business, and expenses would be significantly reduced, thus enabling ASA to improve its financial performance, which could result in increased shareholder value over time. The Board also noted its concern that exploring the sale of ASA could create an unstable environment for many employees, whose commitment is key to ASA's operations, thus potentially disrupting and adversely affecting ASA's business.

         On October 29, 2004, ASA received a letter from a third party containing an unsolicited indication of interest regarding the possible acquisition of ASA. The letter stated that the third party desired to enter into a negotiated merger agreement, but went on to say "we will shortly commence an all-cash tender offer for all outstanding shares of common stock of the Company (excluding the treasury shares owned by ASA Investment Partnership) at a price of $6.00 per share. Once we have purchased a sufficient number of shares, we intend to propose and effect a merger in which the remaining stockholders of the Company would also receive $6.00 per share in cash." In the letter, the third party asked to conduct due diligence. The third party stated, "We have sufficient capital and financing capability to consummate the offer and the subsequent merger pursuant to a merger agreement with the Company."


         In a meeting to discuss the indication of interest, the Board unanimously determined to advise the third party that the Board was not seeking a buyer for ASA, and on November 2, 2004, ASA advised the third party in writing that ASA was not interested in a sale of ASA. ASA did not pursue any possible transaction with such third party because such a transaction would be inconsistent with the Board's goal of continuing the operation of ASA as previously disclosed in the Proxy Statement. In its discussions, the Board determined that the fact that the third party indicated a price of $6.00 per share did not affect the Board's determination that the proposed transaction is fair to the Cashed-Out Stockholders and Remaining Stockholders (each considered as a distinct group). The Board noted that the indication of interest was preliminary in nature, did not constitute a firm offer, and may be subject to substantial conditions, including due diligence, financing and negotiation of a mutually acceptable definitive agreement. The Board also noted that the third party did not state that it had sufficient cash on hand or a financing commitment for any possible transaction. As a result, the Board did not believe that the price was necessarily indicative of what ASA's stockholders would receive in an actual transaction, and therefore felt it was appropriate to give less weight to the indication of interest than the factors previously considered by the Board in making its fairness determination. vFinance Investments, Inc. was not asked to, nor did it, consider or opine upon the merits of the proposed transaction relative to other alternative transactions.

About ASA International Ltd.

         Since its inception in 1969, ASA International Ltd., has been designing, developing and implementing enterprise software solutions coupled with services and on-going support to hundreds of businesses in North America, South America and Europe. ASA specializes in providing enterprise business-to-business software solutions and value-added services to vertical markets. ASA enterprise solutions enable its customers to achieve maximum return on their information technology investment because they provide the tools to simplify the processes required to plan, manage and control the entire business life-cycle.

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         This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions and the risk factors detailed in the company's periodic reports and registration statements filed with Securities and Exchange Commission.